                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                       The Reynolds and Reynolds Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          [REYNOLDS AND REYNOLDS LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY

                             115 South Ludlow Street

                               Dayton, Ohio 45402

January 6, 2003


Dear Reynolds Shareholders:

It is our pleasure to invite you to attend our Annual Meeting of Shareholders on Thursday, February 13, 2003 at 11:00 a.m., Eastern Standard Time. The meeting will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402. Directions to the meeting appear on the back page of this booklet.

The notice of meeting and proxy statement following this letter describe the business to be transacted at the meeting. During the meeting we will also report on our current activities and give you an opportunity to ask questions. We encourage you to participate in the meeting.

Whether or not you plan to attend the meeting, we urge you to complete and sign the enclosed proxy card or vote your shares over the Internet or by telephone as described in the enclosed proxy statement promptly so that your shares will be represented. The vote of every shareholder is important.

We look forward to welcoming you at the meeting.

Sincerely,

/s/ Lloyd G. Waterhouse
Lloyd G. "Buzz" Waterhouse
Chief Executive Officer, Chairman
and President

                        THE REYNOLDS AND REYNOLDS COMPANY

                   115 South Ludlow Street, Dayton, Ohio 45402

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         DATE:    Thursday, February 13, 2003
         TIME:    11:00 a.m. EST
         PLACE:   Frederick C. Smith Auditorium
                  David H. Ponitz Sinclair Center, Building 12
                  Sinclair Community College
                  444 West Third Street, Dayton, Ohio 45402

PURPOSES OF THE MEETING:

         To elect five (5) members of the Board of Directors;

         To ratify the appointment of Deloitte & Touche LLP as our independent auditors; and

         To transact any other business properly presented at the meeting.

RECORD DATE:

         We have established December 17, 2002 as the record date for the meeting. This means that only owners of our stock at the close of business on that date are entitled to receive notice and to vote at the meeting or any adjournment(s) of the meeting.

ANNUAL REPORT:

         Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended September 30, 2002 are enclosed. The Annual Report to Shareholders and the Annual Report on Form 10-K are not part of the official proxy soliciting material.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            Douglas M. Ventura, Secretary

Dayton, Ohio
January 6, 2003

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL DIRECTOR NOMINEES AND FOR RATIFYING OUR APPOINTMENT OF OUR AUDITORS. YOUR VOTE IS IMPORTANT. PLEASE CONSIDER THE ISSUES PRESENTED IN THIS PROXY STATEMENT AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE.

TABLE OF CONTENTS:

                                                                                                               Page
INFORMATION CONCERNING THE ANNUAL MEETING                                                                        1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                                      4
PROPOSAL I - ELECTION OF DIRECTORS                                                                               5
BOARD COMMITTEES AND MEETING ATTENDANCE                                                                          8
COMPENSATION AND INDEMNIFICATION OF DIRECTORS                                                                    9
REPORT OF THE AUDIT COMMITTEE                                                                                   10
EXECUTIVE COMPENSATION                                                                                          11
         SUMMARY COMPENSATION TABLE                                                                             11
         OPTIONS GRANTED IN LAST FISCAL YEAR                                                                    12
         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR                                                        12
         AND FISCAL YEAR-END OPTION VALUES
         PENSION PLAN TABLE                                                                                     13
EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS                                                           13
COMPARATIVE STOCK PRICE PERFORMANCE GRAPH                                                                       15
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION                        16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                                  20
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                                                         20
PROPOSAL II- RATIFY APPOINTMENT OF OUR INDEPENDENT AUDITORS                                                     21
OTHER MATTERS                                                                                                   21
         Shareholder Proposals                                                                                  21
         Other Matters to be Discussed at Meeting                                                               21

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 South Ludlow Street, Dayton, Ohio 45402

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------


      This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of The Reynolds and Reynolds Company for its Annual Meeting of Shareholders to be held on February 13, 2003. To assist us in soliciting proxies, we have retained Georgeson Shareholder Communications, Inc. We will pay Georgeson a fee estimated to be $8,500 plus out-of-pocket expenses. Proxies may also be solicited by our employees by mail, telephone, fax, e-mail or in person. We will pay all costs associated with our solicitation of proxies. If we request nominees and brokers to solicit their principals and customers for their proxies, we will reimburse the nominees and brokers for their reasonable out-of-pocket expenses.

      This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about January 6, 2003.

INFORMATION CONCERNING THE ANNUAL MEETING

WHAT MATTERS WILL BE VOTED ON AT THE MEETING?

      At the meeting, shareholders will vote on the following matters:

      -     to elect five directors to serve on our Board of Directors; and

      - to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

      The Board of Directors recommends that you vote:

      -     FOR each of the five nominees to serve on our Board of Directors;
            and

      - FOR ratifying the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003.

WHO IS ENTITLED TO VOTE?

      Our shareholders of record as of the close of business on December 17, 2002, the record date for the meeting, are entitled to vote at the meeting or any adjournment(s) of the meeting.

HOW MAY I VOTE MY SHARES?

      There are four ways you may vote your shares:

      - by marking, signing and dating the enclosed proxy card and returning it to us in the envelope provided;

      - by using any touch-tone telephone and dialing 1-800-435-6710 to vote your proxy;

      - by logging onto the Internet at http://www.eproxy.com/reyrey and following the instructions posted on the web site; or

      - by attending the meeting and voting in person (but only if your shares are registered directly on our books and not held in "street name" through a broker, bank, or other nominee).

HOW DO I REVOKE A PREVIOUSLY GRANTED PROXY?

      You may revoke a previously granted proxy by:

      - giving written notice of your revocation to our corporate secretary, Douglas M. Ventura, at 115 South Ludlow Street, Dayton, Ohio 45402, which will not be effective until it is received;

      - submitting a later dated and properly executed proxy to us by means of mail or the Internet; or

      - attending the meeting and voting in person at the meeting (but only if your shares are registered directly on our books and not held in "street name" through a broker, bank, or other nominee). Your presence at the meeting alone, without further action, will not revoke a proxy you may have previously granted.

HOW WILL MY PROXY BE VOTED?

      If your proxy is properly executed, returned and received by us via mail, telephone or the Internet prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you do not indicate any voting instructions on your proxy, all of your shares will be voted for the director nominees and in favor of ratifying Deloitte & Touche as our auditors as described in the Notice of Meeting and this Proxy Statement and, in the discretion of the appointed proxies, upon other matters properly brought before the meeting.

HOW MANY SHARES CAN BE VOTED?

      We have two classes of authorized common stock outstanding: Class A Shares with no par value and Class B Shares with no par value. As of December 2, 2002, there were 240,000,000 Class A Shares authorized, of which 68,217,523 were issued and outstanding, and 40,000,000 Class B Shares authorized, of which 16,000,000 were issued and outstanding. In addition, we have authorized 60,000,000 Preferred Shares with no par value. As of December 2, 2002, no Preferred Shares were issued and outstanding. Our Class A Shares are listed on the New York Stock Exchange under the symbol "REY." There is no public market for our Class B Shares.

      Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except as otherwise required by Ohio law.

MAY SHAREHOLDERS CUMULATE THEIR VOTES WHEN ELECTING DIRECTORS?

      Cumulative voting will not be permitted unless a shareholder acting pursuant to Section 1701.55 of the Ohio Revised Code gives written notice to us of his or her desire to exercise cumulative voting rights. Notice must be given to our President, a Vice President or the Secretary not fewer than 48 hours before the scheduled start of the meeting. If an announcement of the giving of this notice is made at the start of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving the notice, each shareholder will have the right to cumulate his or her votes when voting for directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the proxy holders will, at their discretion, distribute the votes they cast among the director nominees.

WHAT IS A "QUORUM"?

      A "quorum" of shareholders is necessary for us to hold a valid meeting. If at least a majority of issued and outstanding shares of the Class A and Class B Shares considered as a single class are present at the meeting either in person or by proxy, a quorum will exist. For purposes of determining the presence of a quorum, shares will be counted if they are present in person or by proxy. Abstentions and broker non-votes will be counted as "present" to establish a quorum. A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder and (2) the broker lacks the authority to vote the shares at his or her discretion. Because abstentions and broker non-votes represent shares entitled to vote, the effect of an abstention or broker non-vote will be the same as a vote "AGAINST" a proposal. However, abstentions and broker non-votes will have no effect on the election of directors.

HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

      The four nominees receiving the highest number of "FOR" votes for the class whose term expires in 2006 will be elected as directors to that class. This is referred to as a plurality of votes cast. The one nominee receiving the highest number of "FOR" votes for the class whose term expires in 2005 will be elected as a director for that class. Abstentions and broker non-votes will have no effect on the election of directors.

HOW MANY VOTES ARE NEEDED TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2003?

      To ratify our appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2003 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will be the same as a vote "AGAINST" the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows how much of our common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of our Class A Shares and Class B Shares. This information is as of December 2, 2002, unless otherwise indicated.

                                             CLASS A                 CLASS B                TOTAL VOTING
                                             SHARES         %         SHARES         %         SHARES            %
Number of shares outstanding:            68,217,523(1)    100.0     16,000,000      100.0    84,217,523(1)     100.0

The following are the only
persons known by us to own
beneficially more than 5%
of either class of stock:

Richard H. Grant, III                       559,312(2)      0.8     16,000,000      100.0    16,559,312(2)      19.7
Director and Private Investor
1 Reynolds Way
Dayton, OH 45430

Kayne Anderson Rudnick Investment         5,663,264(3)      8.3                               5,663,264(3)       6.7
Management LLC
1800 Avenue of the Stars, Second Fl.
Los Angeles, California  90067

Fidelity Management & Research            5,460,227(3)      8.0                               5,460,227(3)       6.5
82 Devonshire Street
Boston, Massachusetts  02109

Harris Associates L.P.                    4,860,650(3)      7.1                               4,860,650(3)       5.8
Two N. LaSalle Street, Suite 500
Chicago, Illinois  60602

Shares beneficially owned by all of
our executive officers and directors
as a group (13 persons) were:             1,283,313(4)      1.9     16,000,000      100.0    17,283,313(4)     20.04

(1)   Does not include 23,881,075 Class A Shares held in treasury.

(2) The total includes 11,943 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. Mr. Grant has sole voting and investment power with regard to 11,296 Class A Shares held in his own name. Mr. Grant may be deemed beneficially to own 536,073 Class A Shares owned by a family limited partnership, of which Mr. Grant is a director and 50% shareholder of the corporation which serves as the general partner to the family limited partnership. As a director and shareholder of the corporate general partner, Mr. Grant has shared voting and dispositive power over the shares owned by the family limited partnership. With respect to the 536,073 Class A Shares owned by the family limited partnership, Mr. grant disclaims beneficial ownership with respect to 515,801 Class A Shares because Mr. Grant does not have a pecuniary interest with respect to these shares. This amount excludes 12,776 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 800,000 Class A Shares into which Mr. Grant's 16,000,000 Class B. Shares are convertible at a 20-to-1 ratio.

(3)   Shares held as of September 30, 2002.

(4) Includes 492,340 Class A Shares as to which such persons may exercise options within the next 60 days. See the table of Directors and Director Nominees and the footnotes thereto on pages 5-7 for the number of shares beneficially owned by each Director, Director Nominee and certain executive officers. As for our executive officers who are not also directors, Mr. Michael Gapinski beneficially owns 64,532 Class A Shares (including 52,500 Class A Shares as to which Mr. Gapinski holds options exercisable within the next 60 days) and Mr. Douglas Ventura beneficially owns 49,026 Class A Shares (including 43,181 Class A Shares as to which Mr. Ventura holds options exercisable within the next 60 days). Each of the ownership interests of Mr. Gapinski and Mr. Ventura equal less than 1% of our issued and outstanding shares.

PROPOSAL I - ELECTION OF DIRECTORS

      The Board of Directors has fixed the number of directors to constitute the full board at eleven and proposes that five directors be elected, four for a three-year term expiring in 2006 and one for a two-year term expiring in 2005.

      The Board recommends and nominates CLEVE L. KILLINGSWORTH, JR., DALE L. MEDFORD, LLOYD G. WATERHOUSE AND RENATO ZAMBONINI each for a three-year term and STEPHANIE W. BERGERON for a two-year term.

      Our Articles and Code of Regulations provide for no fewer than nine and no more than twelve directors. The directors are to be classified with respect to term of office into three classes, with each class to be as nearly as possible to one-third the total number of directors.

      Mr. James L. Arthur, a director since 1998, has decided to retire from the board upon expiration of his current term in 2003. The Company wishes Mr. Arthur much happiness in his retirement and thanks him for his valuable time and dedicated service. The Board of Directors is conducting a search for one more director to bring the total number of directors to the full compliment of twelve.

      Your Proxy will be voted FOR electing the five nominees unless a specification is made to withhold your vote. The election of the five nominees will, in accordance with our Code of Regulations, be decided by plurality vote. Abstentions and broker non-votes will not affect the election of directors.

      If any nominee ceases to be a candidate for election for any reason, your Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a director or will be unwilling to serve as a director if elected.

      Below is certain biographical information about each director nominee and those directors whose terms of office will continue after the meeting.

                         NOMINEES FOR ELECTION THIS YEAR
                            (TERMS TO EXPIRE IN 2006)

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
Cleve L. Killingsworth, Jr.   50    President and Chief Executive Officer, Health              1997      11,402 (2)
                                    Alliance Plan, and Executive Vice President
                                    of Insurance and Managed Care, Henry Ford
                                    Health System, Michigan's largest managed
                                    care plan, since January 1998.

Dale L. Medford               52    Executive Vice President and Chief Financial Officer       1991     183,032 (3)
                                    since January 2001; prior thereto, Vice President,
                                    Finance and Chief Financial Officer.

Lloyd G. Waterhouse           51    Chief Executive Officer, Chairman and President since      1999     361,102 (4)
                                    January 1, 2002; prior thereto, President and Chief
                                    Executive Officer from November 2000 to January 2002;
                                    President and Chief Operating Officer from May 1999
                                    to November 2000; General Manager of E-Business
                                    Services for IBM Corporation from July 1998 to May
                                    1999; and prior thereto, General Manager of Marketing
                                    & Business Development for IBM Global Services from
                                    1996 to July 1998.

Renato Zambonini              56    Chief Executive Officer and Director, Cognos                --            0
                                    Incorporated, world's leading developer of business
                                    intelligence software, which turns corporate data
                                    into information business people use every day to
                                    manage their business performance.


                         NOMINEE FOR ELECTION THIS YEAR
                            (TERM TO EXPIRE IN 2005)

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
Stephanie W. Bergeron         49    Senior Vice President, Corporate Financial                 2002         837 (5)
                                    Operations, The Goodyear Tire and Rubber Company
                                    since December 2001; prior thereto, Vice President
                                    and Treasurer, The Goodyear Tire and Rubber Company
                                    from December 1998 to December 2001; prior thereto,
                                    Vice President and Assistant Treasurer, Daimler
                                    Chrysler Corporation from November 1998 to December
                                    1998; prior thereto, Assistant Treasurer, Chrysler
                                    Corp. from November 1994 to November 1998.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2005

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
Dr. David E. Fry              59    President and Chief Executive Officer, Northwood          1987       15,003 (7)
                                    University, a private graduate and undergraduate
                                    university.(6)

Richard H. Grant, III         63    Private Investor.                                         1960      559,312 (8)

Ira D. Hall                   58    President and Chief Executive Officer, Utendahl           2002          940(10)
                                    Capital Management, L.P., an investment management
                                    company, since November 1, 2002; prior thereto,
                                    Private Investor from October 2001 to November 2002;
                                    prior thereto, Treasurer of Texaco Inc. (a
                                    diversified energy company) from October 1999 through
                                    October 2001; prior thereto, General Manager of
                                    Alliance Management, Texaco Inc. from June 1998
                                    through October 1999; and prior thereto, Director,
                                    IBM Global Services, IBM Corporation (information
                                    technology products and services company).(9)

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE    CLASS A (1)
Eustace W. Mita               48    Retail automotive industry consultant since October       2000       6,903 (12)
                                    2001; prior thereto, Executive Vice President, Sales
                                    and Reynolds' Transformation Services since May 2000;
                                    prior thereto, President and Chief Executive Officer
                                    of HAC Group, LLC, an automobile training and
                                    consulting company, and President of Half-A-Car II,
                                    Inc. and CEO, Mita Leasing. (11)

Philip A. Odeen               67    Chairman TRW Inc. from 2001 until he retired in           1998      11,246 (14)
                                    December 2002; prior thereto, Executive Vice
                                    President, TRW Inc., a technology manufacturing and
                                    services company, from 1998 to 2001; prior thereto,
                                    President and Chief Executive Officer  of BDM
                                    International, Inc., from 1992 to 1998. (13)


Donald K. Peterson            53    Chairman and Chief Executive Officer, Avaya Inc., a       1998      10,239 (15)
                                    leading provider of communications systems and
                                    e-business solutions for businesses, government
                                    agencies and other organizations, since December
                                    2001; prior thereto, President and Chief Executive
                                    Officer, Avaya Inc. from October 2000 to December
                                    2001; prior thereto, President of New Enterprise
                                    Networks Group, Lucent Technologies, one of the
                                    world's leading designers, developers and
                                    manufacturers of telecommunications systems, software
                                    and products, from March 2000 to October 2000; and
                                    prior thereto, Executive Vice President and Chief
                                    Financial Officer, Lucent Technologies from February
                                    1996 to March 2000.

-----------------------

(1)   Shares owned beneficially on December 2, 2002.

      The individual holdings of each director equals less than 1% of the issued and outstanding Class A or Class B Shares, except for the holdings of Richard H. Grant, III which are specifically described in the table under STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(2) Mr. Killingsworth has sole voting and sole investment power with regard to 3,330 shares held in his own name. The 11,402 shares include 8,070 Class A Shares as to which Mr. Killingsworth holds options exercisable within 60 days.

(3) Mr. Medford has sole voting and sole investment power with regard to 86,132 shares held in his own name. The 183,032 shares include 96,900 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(4) Mr. Waterhouse has sole voting and sole investment power with regard to the 111,452 Class A Shares held in his own name. The 361,102 shares include 249,650 Class A Shares as to which Mr. Waterhouse holds options exercisable within 60 days.

(5) Ms. Bergeron has sole voting and sole investment power with regard to the 837 shares held in her own name.

(6) Dr. Fry also serves as a director of Decker Energy International and the Lear Corporation.

(7) Dr. Fry has sole voting and sole investment power with regard to 3,060 Class A Shares held in his own name. The 15,003 shares include 11,943 Class A Shares as to which Dr. Fry holds options exercisable within 60 days.

(8) See Note 2 to the table under STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(9) Mr. Hall also serves as a director of TECO Energy, Inc. and Imagistics International, Inc.

(10) Mr. Hall has sole voting and sole investment power with regard to the 940 shares held in his own name.

(11) Mr. Mita also serves as a director of United Auto Group and First Republic Bank.

(12) Mr. Mita has sole voting and sole investment power with regard to the 6,387 shares held in his own name. The 6,903 shares include 516 Class A Shares as to which Mr. Mita holds options exercisable within 60 days.

(13) Mr. Odeen also serves as a director of Washington Gas Holdings, Convergys Corporation and Avaya Inc.

(14) Mr. Odeen has sole voting and sole investment power with regard to 5,267 shares held in his own name. The 11,246 shares include 5,979 Class A Shares as to which Mr. Odeen holds options exercisable within 60 days.

(15) Mr. Peterson has sole voting and sole investment power with regard to 4,260 shares held in his own name. The 10,239 shares include 5,979 Class A Shares as to which Mr. Peterson holds options exercisable within 60 days.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I TO ELECT CLEVE
      L. KILLINGSWORTH, JR., DALE L. MEDFORD, LLOYD G. WATERHOUSE AND RENATO ZAMBONINI EACH FOR A TERM OF THREE (3) YEARS AND STEPHANIE W. BERGERON FOR A TERM OF TWO (2) YEARS.

BOARD COMMITTEES AND MEETING ATTENDANCE

      The Board of Directors has established three committees. They are the Audit, Compensation, and Nominating and Governance Committees. A description of each committee is set forth below:

      Audit Committee. Our audit committee currently consists of five members:
Messrs. Peterson (Chairman), Fry, Hall and Killingsworth and Ms. Bergeron. The committee members are "independent" as defined by our policy and the New York Stock Exchange listing standards. The committee meets with our independent public accountants, internal auditors, Chief Executive Officer and financial management executives to review the scope and results of audits and recommendations made by those persons with respect to internal and external accounting controls and specific accounting and financial reporting issues and to assess corporate risk. The company's board of directors has adopted a written charter for the audit committee. During the last fiscal year, the committee met four times.

      Compensation Committee. Our compensation committee currently consists of four members: Messrs. Odeen (Chairman), Arthur, Fry and Peterson. The committee formulates and oversees our various upper management incentive compensation programs, provides reviews for budget purposes, gives specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises our stock option plans. During the last fiscal year, the committee met four times.

      Nominating and Governance Committee. Our nominating and governance committee consists of three non-employee directors: Messrs. Killingsworth, Jr. (Chairman), Fry and Odeen. The committee identifies and presents to the Board of Directors qualified candidates for nomination to the Board and for service on committees of the Board, and oversees the operation, governance and compensation of the Board. Shareholders may nominate director candidates for consideration by delivering notice to our Secretary at our principal executive offices in accordance with the provisions of our Code of Regulations and the provisions set forth herein under the heading "Other Matters - Shareholder Proposals." During the last fiscal year, the committee met three times.

      During the fiscal year ended September 30, 2002, our Board of Directors met five times and all directors attended 75% or more of the total number of meetings of the Board and committees of which they were members except for Philip A. Odeen who attended 63.64%, and Stephanie W. Bergeron who attended 66.67%.

COMPENSATION AND INDEMNIFICATION OF DIRECTORS

      Any director who is also an employee is not separately compensated for his services as a director or committee member.

      Each director who is not an employee receives $25,000 in cash compensation each year. Each non-employee director also receives $1,500 for each meeting of the Board attended and an annual award of that number of Class A Shares which represents the fair market value of $25,000 (determined as of the date of the Annual Board of Directors Meeting and rounded to the nearest ten shares based on the average closing price of our stock for the ten days preceding the date of grant). Additionally, on October 1 of each year, options to purchase that number of Class A Shares which represent a fair market value of $40,000 (adjusted annually for increases in the consumer price index) are granted to each non-employee director. Non-employee directors who serve on a committee receive an additional $1,000 for each committee meeting attended. Committee chairs receive an additional $1,500 per year.

      We have an Indemnification Agreement with each director which indemnifies the director to the fullest extent permitted by Ohio law. The agreements were amended and restated in fiscal 2002 to conform to changes in applicable law. The agreements cover all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the director's role as our director, officer, employee, agent or fiduciary or when serving as our representative with respect to another entity. A director would not be entitled to indemnification in connection with a proceeding initiated by that director prior to a "change in control" (as defined in each Indemnification Agreement) unless the proceeding was authorized or consented to by the Board.

      Each Indemnification Agreement provides for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director's obligation to repay (at our request) those advances if it is determined later that the director is not entitled to indemnification.

      If (a) it is determined by the board of directors, its appointee or independent legal counsel, as the case may be, that a director is not entitled to indemnification under applicable law, and (b) the director challenges such determination in court, each Indemnification Agreement, provides that, subject to applicable law, if the court determines that the director was entitled to indemnification, the challenging director is entitled to indemnification for, and advancement of, all fees and expenses incurred in the court proceeding.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated balance sheets for the years ended September 30, 2002 and 2001, and the related statements of consolidated income, shareholder's equity and comprehensive income and cash flows for each of the three years in the period ended September 30, 2002. The Committee also discussed certain matters with the external auditors, Deloitte & Touche, LLP, as required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees. Furthermore, the Committee received a formal written statement from the external auditors consistent with the disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the external auditors the auditors' independence from management and the Company.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the Securities and Exchange Commission.

Donald K. Peterson, Chairman of the Audit Committee
Stephanie W. Bergeron
Dr. David E. Fry
Ira D. Hall
Cleve L. Killingsworth, Jr.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

AUDIT FEES

      The aggregate fees for professional services rendered by Deloitte & Touche, LLP for the audit of the Company's annual financial statements for the fiscal year ended September 30, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $328,246.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      There were no fees for professional services rendered by Deloitte & Touche, LLP for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2002.

ALL OTHER FEES

      The aggregate fees for services rendered by Deloitte & Touche, LLP to the Company, other than services described under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended September 30, 2002 were $1,131,993 including $1,091,862 for federal and state tax compliance and planning services that relate in part to tax benefits described in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of our Annual Report on Form 10-K for the year ended September 30, 2002 and in footnote five to the financial statements included in such report, $3,885 for other accounting services and $36,246 for benefit plan audits.

      The Audit Committee has considered whether the provision of services by Deloitte & Touche LLP unrelated to the audit of the financial statements and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002 is compatible with maintaining Deloitte & Touche LLP's independence.

EXECUTIVE COMPENSATION

      The tables set forth below discuss the compensation paid to our Chief Executive Officer and our other executive officers serving at the end of our fiscal year ended September 30, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                  ANNUAL COMPENSATION                 COMPENSATION
                                           ---------------------------------     ---------------------
                                                                    OTHER
                                                                    ANNUAL                                 ALL OTHER
                                                                   COMPEN-         OPTION        LTIP       COMPEN-
NAME AND                                   SALARY      BONUS        SATION         AWARDS      PAYOUTS      SATION
PRINCIPAL POSITION              YEAR        ($)         ($)          ($)            (#)          ($)        ($)(2)
Lloyd G. Waterhouse             2002       571,841     450,238     1,488,765(1)   200,000            0       4,824
Chief Executive Officer,        2001       519,688     347,860     1,092,849            0            0       4,394
Chairman and President          2000       512,000     320,399     1,243,417      276,200      460,800         811

Dale L. Medford                 2002       324,112     189,225             0       90,000            0      13,543
Executive Vice President        2001       302,627     145,744             0       90,000            0      14,439
and Chief Financial Officer     2000       304,500     190,550             0      111,360      213,150      14,014

Douglas M. Ventura              2002       195,558     116,446             0       50,000            0       3,960
Vice President, General         2001       153,468      77,272             0            0            0       3,955
Counsel and Secretary           2000       125,417      78,483             0       55,880        6,042       3,181

Michael J. Gapinski             2002       168,985     102,392             0       20,000            0       4,223
Treasurer and                   2001       154,320      75,867             0            0            0       7,088
Assistant Secretary             2000       155,750      95,908             0       28,640            0       9,586

(1) For Mr. Waterhouse this includes amounts for tax preparation services, donations, car allowance, personal use of company aircraft and a stock purchase discount of $1,446,000.

(2)   The fiscal year 2002 amounts disclosed in this column include:

                              DEFINED          IMPUTED INTEREST ON   ABOVE MARKET INTEREST
                              CONTRIBUTION     SPLIT DOLLAR LIFE     ON DEFERRED              TOTAL OTHER
    NAME                      PLANS ($)        INSURANCE ($)(A)      COMPENSATION ($)(B)      COMPENSATION ($)
    ----                      ------------     -------------------   ---------------------    ----------------
    Lloyd G. Waterhouse          3,570              1,254                       0                   4,824
    Dale L. Medford              3,334              1,498                   8,711                  13,543
    Douglas M. Ventura           3,512                448                       0                   3,960
    Michael J. Gapinski          3,271                952                       0                   4,223

(a) Each participant pays the term equivalent premium on the split dollar policy and we pay the remainder of the premium. At termination of the policy, all premium payments made by us are reimbursed. Interest was imputed on the amount receivable from the participant at our short-term investment rate. Until such time as the Company determines whether the foregoing split dollar life insurance arrangement constitutes a loan prohibited under the Sarbanes Oxley Act, the company will not make further payments under such arrangements.

(b) Mr. Medford entered into a Deferred Compensation Agreement with us whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferral was completed as of September 30, 1989. Benefits payable are reduced for early retirement, and upon retirement lump sum distributions are available at the participant's discretion. The amount presented represents the above market interest earned on the funds deferred and was calculated assuming a 15-year payment stream at age 65.

                       OPTIONS GRANTED IN LAST FISCAL YEAR


                                          INDIVIDUAL GRANTS(1)
                        -------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE
                                         % OF TOTAL                                     VALUE AT ASSUMED ANNUAL
                                           OPTIONS                                        RATES OF STOCK PRICE
                                         GRANTED TO                                         APPRECIATION FOR
                        NUMBER OF       EMPLOYEES IN       EXERCISE OR                        OPTION TERM
                         OPTIONS         FISCAL YEAR        BASE PRICE     EXPIRATION  ------------------------
NAME                    GRANTED(2)           (%)           ($/SHARE)(2)       DATE        5%($)        10%($)
----                    ----------      ------------       ------------    ----------  ---------    ------------
Lloyd G. Waterhouse        4,438             .16              22.53         10-1-11       62,882      159,355
Lloyd G. Waterhouse      195,562            7.07              22.53         10-1-11    2,770,917    7,022,048
Dale L. Medford            4,438             .16              22.53         10-1-11       62,882      159,355
Dale L. Medford           85,562            3.09              22.53         10-1-11    1,212,328    3,072,276
Douglas M. Ventura         4,438             .16              22.53         10-1-11       62,882      159,355
Douglas M. Ventura        45,562            1.65              22.53         10-1-11      645,568    1,635,996
Michael J. Gapinski        5,103             .18              22.53         10-1-11       72,304      183,234
Michael J. Gapinski       14,897             .54              22.53         10-1-11      211,076      534,907

(1)   No Stock Appreciation Rights (SARs) were awarded in the 2002 fiscal year.

(2) Annual grants under the company's stock option plan are customarily made on October 1 of each year. Options vest 25% annually beginning October 1, 2002. Each executive received two stock option grants; a grant of incentive stock options up to the IRS $100,000 limit and a grant of non-qualified stock options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                VALUE OF
                                                                    NUMBER OF                 UNEXERCISED
                                                                   UNEXERCISED                IN-THE-MONEY
                               SHARES                               OPTIONS AT                 OPTIONS AT
                              ACQUIRED                                FY-END                     FY-END
                                 ON           REALIZED             EXERCISABLE/               EXERCISABLE/
                              EXERCISE          VALUE             UNEXERCISABLE              UNEXERCISABLE
NAME                             (#)             ($)                   (#)                        ($)
----                          --------        ---------          ---------------           ------------------
Lloyd G. Waterhouse             50,000        1,439,464          188,100/538,100           451,468/1,639,968
Dale L. Medford                 82,140          730,668           40,770/293,970             165,241/595,149
Douglas M. Ventura               6,929           77,428            28,286/98,865             143,342/188,383
Michael J. Gapinski             14,400          316,305            42,700/66,660             216,573/114,665

                             PENSION PLAN TABLE (1)

                                     YEARS OF SERVICE (2)
                 ------------------------------------------------------------
REMUNERATION        10           15           20           25           30
------------     --------     --------     --------     --------     --------
  $  300,000     $ 45,000     $ 67,500     $ 90,000     $112,500     $135,000
     400,000       60,000       90,000      120,000      150,000      180,000
     500,000       75,000      112,500      150,000      187,500      225,000
     600,000       90,000      135,000      180,000      225,000      270,000
     700,000      105,000      157,500      210,000      262,500      315,000
     800,000      120,000      180,000      240,000      300,000      360,000
     900,000      135,000      202,500      270,000      337,500      405,000
   1,000,000      150,000      225,000      300,000      375,000      450,000
   1,100,000      165,000      247,500      330,000      412,500      495,000
   1,200,000      180,000      270,000      360,000      450,000      540,000
   1,300,000      195,000      292,500      390,000      487,500      585,000
   1,400,000      210,000      315,000      420,000      525,000      630,000
   1,500,000      225,000      337,500      450,000      562,500      675,000
   1,600,000      240,000      360,000      480,000      600,000      720,000
   1,700,000      255,000      382,500      510,000      637,500      765,000
   1,800,000      270,000      405,000      540,000      675,000      810,000
   1,900,000      285,000      427,500      570,000      712,500      855,000
   2,000,000      300,000      450,000      600,000      750,000      900,000
   2,100,000      315,000      472,500      630,000      787,500      945,000
   2,200,000      330,000      495,000      660,000      825,000      990,000

-------------------------------

(1) This table sets forth the annual retirement benefits payable under our qualified pension plan and the non-qualified Supplemental Retirement Plan ("Supplemental Plan") upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the plans includes salary, bonus and long-term incentive plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans. Additional benefits provided under the Supplemental Plan for participants with employment agreements are not included in the table but are discussed below under the heading "Employment and Change in Control Severance Agreements." Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

(2) Respective years of service for purposes of the qualified plan as of September 30, 2002, for the persons named in the Summary Compensation Table are: Mr. Waterhouse, 2; Mr. Medford, 28; Mr. Ventura, 5; and Mr. Gapinski, 22.

      In addition to the plans discussed above, we also provide compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the officer. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. We generally insure against our obligations through the purchase of life insurance policies on the lives of the officers.

EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS

      Effective May 1, 1999, Mr. Waterhouse entered into an employment agreement to serve as President and Chief Operating Officer for a term of five years. In November 2000, Mr. Waterhouse was promoted to serve as our President and Chief Executive Officer, and on January 1, 2002, Mr. Waterhouse was promoted to Chief Executive Officer, Chairman and President.

      Mr. Waterhouse's agreement includes three special grants of non-qualified stock options. The first grant was a grant of 200,000 shares at fair market value as of May 1, 1999, 50% of which became exercisable on May 1, 2002 and 50% will become exercisable on May 1, 2004. The second is a grant of

200,000 shares at $0.01 which is exercisable in 25% units on May 1 of years 2000 through 2003. An additional grant was made on May 1, 2000, of 100,000 shares at fair market value, 50% of which will become exercisable on May 1, 2003 and 50% on May 1, 2005.

      The term of Mr. Waterhouse's agreement continues until May 1, 2004 at the base salary of $500,000 which may not be reduced without his consent or resolution by arbitration. Mr. Waterhouse's base salary may be increased from time to time consistent with the recommendations of the compensation committee and as approved by the Board of Directors.

      Mr. Waterhouse's retirement benefit at age 62 (10/16/13) is 60% of final average annual compensation plus 1% additional for each twelve-month period between age 62 and age 65. Mr. Waterhouse also has an early retirement benefit of 40% of final average annual compensation if he remains continuously employed by us until May 1, 2009.

      The employment agreement of Mr. Waterhouse also provides for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The agreement also provides for continued medical coverage for his surviving spouse for a period which ends at the earlier of the spouse's death or 42 months after his death.

      During the term of Mr. Waterhouse's employment agreement and for a period of two years following the termination of that agreement, or the cessation of payments made under that agreement (whichever is later), Mr. Waterhouse shall not compete directly or indirectly with us. However, if we do not renew Mr. Waterhouse's agreement, the non-competition restriction shall continue for only one year.

      Mr. Waterhouse's agreement provides that if he is discharged by us before the expiration date of his agreement other than for cause (as defined in the agreement), or if we fail to renew his agreement other than for cause, he would be entitled to receive (i) payments equal to his Annual Compensation Value (as defined in the agreement), reduced by 70% of compensation from subsequent employment (a) for two years from the date of termination of employment with respect to discharge before the expiration of his agreement, or (b) for one year from the expiration of his agreement in the case of non-renewal; (ii) credit for certain amounts of additional service under the Supplemental Plan; (iii) continuing coverage under company-sponsored medical benefits programs ending at the earlier of his securing other employment or two years from termination; and
(iv) reimbursement of up to $20,000 in out-placement fees. His employment agreement also contains "change in control" severance provisions described below.

      Effective August 17, 1998, Dale L. Medford entered into a Change in Control Severance Agreement with us. That agreement was replaced by a new agreement on May 7, 2001 (described below). Effective December 15, 2000, Douglas
M. Ventura entered into a Change in Control Severance Agreement with us. These agreements are not employment agreements. If an "escrow funding event" occurs before May 1, 2006 (Medford) or December 15, 2005 (Ventura), the agreements provide that the officers will receive the benefits described in the following paragraph in the event of a Change in Control Termination.

      Mr. Waterhouse's employment agreement and the Change in Control Severance Agreements may require us to fund an escrow immediately in the event of our "change in control" (as defined in the agreements). Funding is required upon the occurrence of any "escrow funding event," as defined in Mr. Waterhouse's agreement. The agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control

Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs; (iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and (v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount. The Compensation Committee has approved an amendment to Mr. Ventura's Change in Control Severance Agreement. The amendment will be effective May 7, 2002 and will provide that if a Change in Control Termination occurs before May 31, 2004, Mr. Ventura will receive an additional payment equal to (i) the amount of his annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and (ii) the amount of his bonus for the preceding year in which his termination of employment occurs. This payment will be payable to Mr. Ventura over a two-year period. The amendment will also provide that in the event of such termination, Mr. Ventura will be bound by a two-year non-compete provision, in addition to any other non-compete provision to which he is bound.

      In addition to the Change in Control benefits, Mr. Medford's agreement provides for enhanced benefits under certain company plans in the event Mr. Medford's employment terminates due to death, disability, termination by the company other than for cause or termination by Mr. Medford on more than 180 days prior notice. If Mr. Medford's employment is so terminated prior to May 31, 2012, he would receive such benefits as if he were 62 rather than his actual age.

      We estimate that if Messrs. Waterhouse, Medford and Ventura had been terminated on September 30, 2002, following a change in control, the total severance payments by us to the officers under their respective agreements would have been approximately $6,500,000. If a termination were to occur, the non-competition restrictions in the respective employment agreements are void and non-binding.

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

      The graph compares the cumulative total shareholder return on a $100 investment in the company's Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P MidCap 400 Index and (ii) a composite of two indices. The composite index is comprised of two indices - the S&P SuperCap Data Processing Index and a self-constructed business forms index. Each year we adjust the composite index to reflect the percentage of our revenues from products and services represented by each index. We selected the following business forms company's for our self-constructed index: Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. On July 30, 2000, we sold a majority of our business forms operations, Information Solutions Group, to the Carlyle Group. Accordingly, after July 30, 2000, the percentage of our revenues earned from products and services represented by the business forms index has decreased while the percentage of our revenues from product and services represented by the S&P SuperCap Data Processing Index has increased. During fiscal year 2002, revenues from business forms products and services were approximately 18% of our revenues. The graph assumes all investments were made at market value on September 30, 1997, and the reinvestment of all dividends.

         [Stock Performance Graph Fiscal Years 1997 Through 2002 graph]

                           9-30-97  9-30-98  9-30-99  9-30-00  9-30-01  9-30-02
Reynolds and Reynolds        100      93       109      108     130       127
S&P Midcap 400               100      94       118      168     151       117
Composite Peer Group         100      86       103      139     173       139

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      Committee. The compensation committee of our Board of Directors consists of four directors, each of whom is a non-employee, independent director. Annually the committee reviews our corporate goals and objectives relevant to the compensation of our officers and senior personnel and evaluates the performance of our officers and senior personnel relative to these goals and objectives. After reviewing our corporate goals and objectives and the performance of our officers and senior personnel, the committee recommends and approves changes to our compensation policies and programs applicable to our officers and senior personnel.

      Compensation Policy and Objectives. The committee's primary goal is unchanged from last year: to ensure that the compensation provided to executives is linked to our business strategies and objectives, thereby aligning the financial interests of senior management with those of our shareholders. Beyond that, our priorities are to ensure that the executive compensation programs enable us to attract, retain and motivate the high caliber executives required for the success of our business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

      Compensation Philosophy. During fiscal year 2000, an outside executive compensation consultant performed a comprehensive review of our compensation arrangements, including base salary, annual incentives and long-term incentives. As a result of the review, certain changes were implemented during fiscal year 2000 including changes to our annual and intermediate bonus plans, stock option grants and stock ownership guidelines for our officers each of which is more fully described in our proxy statement for our fiscal year ended September 30, 2000. Since then, no significant changes have been made, and the committee continues its focus on increasing the performance-based elements of the company's compensation scheme.

      Base Salary. Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing them with other executive positions in the marketplace. From time to time, our compensation consultant surveys senior executive salaries from a representative sampling of high technology companies. Our pay band levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay band based on that competitive market-place data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to our success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance during the fiscal year and paid from a budget for officer salary increases approved by the committee. During each of fiscal years 2001 and 2002, the committee engaged its compensation consultant to review officer salary levels. Based on the consultant's report, the committee awarded increases to certain band levels to bring them up to the mid-point of the competitive range over a period of two years. As a result, effective January 1, 2001, base salary levels for executive officers increased an average of 6.1% and effective November 1, 2001, base salary levels for executive officers increased an average of 6.3%. This paragraph applies to all executives except Mr. Waterhouse whose employment agreement may contain terms that vary from these provisions. See the discussion of his employment agreement beginning on page 13.

      Annual Incentives. At our shareholders meeting held February 10, 2000, our shareholders approved an Incentive Plan ("Incentive Plan") effective with the fiscal year beginning October 1, 1999 for annual and intermediate incentives. The purpose of the Incentive Plan is to ensure that compensation payable to all executives under the Incentive Plan which exceeds $1 million qualifies for deductibility under the applicable provisions of the Internal Revenue Code.

      Our officers including our CEO may earn annual bonuses under two plans: the Annual Plan and the Personal Performance Bonus, each described below.

      The Annual Plan. This plan is based on performance against financial targets established by the committee. Historically the committee used corporate return on equity ("ROE") and revenue growth as the primary measures of corporate performance. In 2001, the committee changed the ROE component to corporate return on capital ("ROC"). The committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties because of accounting changes or other non-operating factors. The committee believes that linking executive pay principally to ROC and revenue growth directly ties the executive's interests and rewards to those of our shareholders. In 2002, these targets were weighted 50% ROC and 50% revenue growth. In 2002, no bonus was paid until a threshold corporate ROC of 12% or revenue growth of 5% was achieved. Maximum payout requires a combination of a 36% corporate ROC and 18.3% revenue growth. The annual bonus payout can range from 0% of annual salary to 135% of annual salary for the CEO and between 0% of salary and 90% of salary for other executive officers. In 2002, corporate ROC was 30% and revenue declined. Annual bonus payments averaged 49% of current annual salary as of September 30, 2002.

      Personal Performance Bonus. The personal performance bonus is designed to reward all officers for the achievement of financial and non-financial goals that are agreed upon by the officer and the officer's superior. In the case of Mr. Waterhouse, the committee, in consultation with Mr. Waterhouse, agrees upon his annual goals. Examples of financial goals have been ROC, revenue growth, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Waterhouse, whose personal performance bonuses are determined by our committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual's performance against goals, this bonus for fiscal 2002 could range from 0% to 20%. For fiscal 2002, this personal performance bonus for the named executive officers ranged from 18% to 20% of current annual salary at September 30, 2002.

LONG-TERM INCENTIVES

Stock Options

      To further align the interests of shareholders and management, we grant stock options annually to all our officers (approximately 42 individuals). The exercise price is the fair market value of the stock on the date of the grant. Options granted prior to October 1, 2002 have a ten-year life and are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable. Grants on and after October 1, 2002 have a seven-year life and are not exercisable during the first year after the grant. Thereafter, on each of the first three anniversaries of such grants, thirty-three percent of the options become exercisable. We assign annually an allotment of shares per pay band. We regularly engage a consultant to determine the competitiveness of the annual grant.

      Pursuant to our consultant's advice, we adopted the Radford High Technology Group benchmark for determining the level of future grants, commencing with the grant that was accelerated to August 8, 2000.

      The stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of our common shares occurs over a specified number of years.

Stock Ownership Guidelines

      Our committee maintains suggested stock ownership guidelines for our officers. These guidelines specify an appropriate level of ownership of our stock as a multiple of the officer's annual base salary. These multiples range from a high of 4 times annual salary (in the case of Mr. Waterhouse) to a low of 1 times annual salary. We originally determined it appropriate to permit the officers to achieve these ownership guidelines over a ten-year period in increments of 10% per year, with a bonus of an additional 20% to the annual option grant if the ownership requirement was met. However, effective for fiscal year 2002, we changed this to a five year plan (current participants will be entitled to the greater of 5 years or the remainder of their 10-year period) with a 15% reduction in future annual option grants for failure to achieve the ownership requirement. If, for example, the standard stock option grant for a year were one hundred shares, an officer who failed to meet the ownership requirement in future years would receive options for only 85 shares. As of August 31, 2002, the date we annually survey our officers regarding their stock holdings, stock ownership among the 42 officers stood at approximately 338,333 shares representing a market value of approximately $8.5 million. We believe that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all other shareholders.

Special Growth Stock Option Grant

      In August 1999, after consultation with an outside advisor, the committee made a special, one-time, non-qualified stock option grant to company officers. The 1999 special growth option consists of a single grant ranging in size between 5,000 and 75,000 shares at fair market value as of August 11, 1999 ($21.94). The grant is not exercisable until August 11, 2004. However, if we achieve 10% internal sales growth (acquisitions are not included during the first twelve months following the respective acquisition) in any one of the first five fiscal years following the grant, then 20% of the original grant will vest immediately and the vested shares will be replaced with an equal number of options at the then-current fair market value. This was not achieved in fiscal year 2002. We believe this specific incentive (like the adjustment in the annual bonus to reward profitable growth) will over time promote the sustained top-line profitable growth which investors value. Mr. Waterhouse does not participate in this Special Growth Option grant.

Intermediate Incentive Compensation

      Certain senior officers, including our CEO and all other named executive officers, also participated in an Intermediate Incentive Compensation Plan. This plan, which was paid annually, was based on a three-year average return on equity, and is designed to focus and reward senior management for producing consistent longer-term financial results. Effective October 1, 2000, the plan was terminated, except that plan participants as of September 30, 2000 were given the option to continue the plan at reduced levels for up to two years. Those who elected to continue the plan for a single year at a 50% level received a 50% reduction in the number of options granted on August 8, 2000. Those who elected to continue the plan for two years participated at a 67% level in the first year and a 33% level in the second year with corresponding 67% and 33% reductions in the stock option grants for the applicable fiscal years. None of the officers named in the cash compensation table participates any longer in the Intermediate Compensation Plan.

      CEO Compensation. Mr. Waterhouse has served as our CEO, Chairman of the Board and President since January 2002 (prior thereto he was our CEO and President). Under his leadership in fiscal 2002 we achieved revenues of $992,383,000. Income from continuing operations grew 18% and related EPS grew 21%. Fiscal year 2002 ROC was 30%.

      Mr. Waterhouse's 2002 compensation of $2,515,668 included a market-priced base salary of $571,841, annual and personal performance bonuses of $450,238, $1,446,000 of income from the stock purchase discount on exercise of certain one-time option grants to Mr. Waterhouse at the time of his employment, and miscellaneous other items, all described in the Summary Compensation table on page 11. Mr. Waterhouse's annual bonus increased $108,477 from $237,860 in fiscal 2001 to $346,337 in fiscal 2002. Following its year-end evaluation of his performance, the committee awarded a personal performance bonus of $103,901 to Mr. Waterhouse. On October 1, 2002 the committee awarded Mr. Waterhouse an annual stock option grant of 200,000 Class A shares applicable to his position, the same amount as awarded to Mr. Waterhouse on October 1, 2001.

      Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to our CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To the extent possible, the committee intends to structure compensation of our executive officers in a manner to permit the compensation paid to these individuals to be allowed as a deduction for federal income tax purposes. But, the committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in the best interest for us to do so.

      Summary. We believe that a high caliber, motivated management team is critical to sustained business success. As in prior years, in 2002 a significant portion (approximately 57%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive our success. We intend to continue our performance-based pay policy, which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE
Philip A. Odeen, Chairman
James L. Arthur
Dr. David E. Fry
Donald K. Peterson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In August 2002, we purchased BoatVentures.com Corporation, a provider of Web based applications and education processes to boat, power sports and recreational vehicle retailers and manufacturers. Privately-held BoatVentures had revenues of about $1,000 in 2001. The purchase price of $5,971 was paid with cash from existing balances. This business combination was accounted for as a purchase and the accounts of BoatVentures were included in the company's financial statements since the acquisition date. In connection with this business combination the company recorded goodwill of $743 based on the preliminary allocation of the purchase price. BoatVentures was previously owned by a member of the company's board of directors, Eustace Mita, three associates of the company, and three unrelated persons. The company obtained an independent fairness opinion on the purchase price and approval of the company's board of directors prior to consummating this transaction.

      On November 27th and November 29th, respectively, we entered into two arms-length transactions with Mr. Mita, pursuant to which we purchased from Mr. Mita in off-market, private transactions, an aggregate of 577,000 shares of our Class A common stock. The first transaction, for 200,000 shares, was for a purchase price per share of $25.78 for an aggregate purchase price of $5,156,000. This purchase price was determined by using the valuation dates of November 22, 25 and 26 with the parties determining the average of the high and low share prices for our stock for each of such days as reported in the Wall Street Journal. The average of these three numbers was then discounted by 2.4% in accordance with an agreement dated May 18, 2000 between us and Mr. Mita, entered into in connection with our purchase of all of the outstanding membership interests of HAC Group LLC. The second transaction, for 377,000 shares, was completed on November 29, 2002 by utilizing the same methodology except that the valuation dates were November 25, 26 and 27. The purchase price per share was $25.87 and the aggregate purchase price was $9,752,990.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Ownership of, and transactions in, our stock by our executive officers and directors are required to be reported to the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. Based on our records and other information, we believe that all filings required under Section 16(a) were timely filed during year 2002, except that on January 9, 2002, Michael J. Gapinski filed a late Form 4 for a sale transaction of 7,300 shares which took place on November 30, 2001 which he thought were sold by his broker on December 1, 2001; and on August 28, 2002, Richard H. Grant, III filed a Form 4 to correct an inadvertent failure to report 525,458 indirectly owned shares effective June 5, 2001 (the date of death of Richard H. Grant, Jr., his father) held by the Richard H. Grant, Jr. Revocable Trust under Agreement dated 12/22/87 as amended and restated 5/4/01 and further amended 5/29/01. Mr. Grant, III, served as a co-trustee of the trust with one other person. By unanimous action, the co-trustees retained voting, investment and disposition rights. Mr. Grant, III was also a contingent beneficiary of up to one-half of these shares. In September 2002, the shares held by the Revocable Trust, along with 10,615 shares owned by a family member of Mr. Grant, III, were contributed to a family limited partnership. As of December 2, 2002, the family limited partnership owned 536,073 Class A Shares. For Mr. Grant, III's beneficial ownership of the shares held by the family limited partnership, see footnote 2 to the table entitled, Stock Ownership of Certain Beneficial Owners and Management, on page 4 of this proxy. Pursuant to Rule 16a-13, the change in ownership of the shares from the Revocable Trust to the family limited partnership is not a reportable transaction on a Form 4 or 5. Mr. Grant, III, however, inadvertently failed to file a Form 4 to report the additional contribution of shares to the family limited partnership.

PROPOSAL II - RATIFY APPOINTMENT OF OUR INDEPENDENT AUDITORS

      The audit committee of our Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2003. Although not required by law or otherwise, our selection is being submitted to our shareholders as a matter of corporate policy for their approval. Deloitte & Touche LLP has audited our financial statements for over 50 years.

      We anticipate that a representative of Deloitte & Touche LLP will be present at the meeting and, if present, this representative will be given the opportunity to make a statement if he or she desires to do so. We also anticipate that this representative will be available to respond to appropriate questions from shareholders. If this proposal is not approved, our Board of Directors will investigate the reasons for rejection and reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL II TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

OTHER MATTERS

      Shareholder Proposals. Proposals of shareholders intended to be presented at the February 12, 2004 Annual Meeting of Shareholders must be received by us by September 6, 2003, for inclusion in our Proxy Statement and Proxy relating to the 2004 Annual Meeting of Shareholders.

      Shareholder nominations of persons to be elected to the Board of Directors at the February 12, 2004 Annual Meeting must be delivered to or mailed and received at our principal executive offices no earlier than November 12, 2003, and no later than December 12, 2003.

      Other Matters to Be Discussed at the Meeting. We do not intend to present at the meeting any matters other than those described in this Proxy Statement. We do not know of anything that will be presented by other parties. However, if any other matters are properly presented at the meeting, the appointed proxies will vote on those matters according to their discretion and best judgment.

                       BY ORDER OF THE BOARD OF DIRECTORS
                          DOUGLAS M. VENTURA, SECRETARY

Dayton, Ohio
January 6, 2003

                        THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS

                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus

                              444 West Third Street

                               Dayton, Ohio 45402

                                FEBRUARY 13, 2003

                        11:00 A.M. EASTERN STANDARD TIME

                         DIRECTIONS TO SINCLAIR CENTER:

                   From I-75 - Northbound or Southbound:
   Take the Third Street exit and travel east on Third Street to Perry Street.
     Turn right on Perry Street and travel south one block to Fourth Street.
                          Turn right on Fourth Street.
      The entrance to the underground parking garage in the Sinclair Center will be on your right. After entering garage, stay to the right (northeast)
                and look for Sinclair Center North Entrance sign.
                 Go through double doors to elevator or stairs.
             Take elevator or stairs to the first floor of Sinclair
                               Center/Building 12.
                        Parking passes will be provided.

IF ANY OTHER BUSINESS IS BROUGHT BEFORE THE MEETING OR ANY     PLEASE MARK
ADJOURNMENT(S) THEREOF, THIS PROXY WILL BE VOTED IN THE       YOUR VOTES AS  [X]
DISCRETION OF THE APPOINTED PROXIES.                          INDICATED IN
                                                              THIS EXAMPLE


I.   ELECTION OF DIRECTORS:

      FOR electing
 [ ]  01 Cleve L. Killingsworth, Jr.,
      02 Dale L. Medford,
      03 Lloyd G. Waterhouse, and
      04 Renato Zambonini
      each for a three-year term; and
      05 Stephanie W. Bergeron for
         a two-year term.

      WITHHOLD AUTHORITY
 [ ]  to vote for
      01 Cleve L. Killingsworth, Jr.,
      02 Dale L. Medford,
      03 Lloyd G. Waterhouse,
      04 Renato Zambonini, and
      05 Stephanie W. Bergeron

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) on the line below.)

----------------------------------------------------------

Address Change? Mark Box and note address change at left [ ]

II.  Proposal to ratify the appointment of Deloitte &
     Touche LLP as independent auditors.

     FOR                        AGAINST                         ABSTAIN
     [ ]                          [ ]                             [ ]

By checking the box to the right, I consent to future delivery
of annual reports, proxy statements, prospectuses and other             [ ]
materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon
Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

THE UNDERSIGNED RATIFIES ALL THAT THE APPOINTED PROXIES, OR THEIR SUBSTITUTES, MAY LAWFULLY DO BY VIRTUE HEREOF, AND REVOKES ANY PROXIES PREVIOUSLY GIVEN TO VOTE AT THE MEETING OR ADJOURNMENT(S).


SIGNATURE                  SIGNATURE IF HELD JOINTLY              DATE
          ----------------                           ------------      ---------

Please sign exactly as name(s) appear above. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
    IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET

                          HTTP://WWW.EPROXY.COM/REYREY

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and sub- mit an electronic ballot.

                                       OR

                                    TELEPHONE

                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      MAIL

            Mark, sign and date your proxy card and return it in the
                         enclosed postage-paid envelope.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

[REYNOLDS & REYNOLDS LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 13, 2003

     The undersigned hereby appoints Lloyd G. Waterhouse and Douglas M. Ventura, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company to be held on Thursday, February 13, 2003 at 11:00 a.m. EST, or at any adjournment(s) thereof.

     THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS, AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY. IF CUMULATIVE VOTING IS ELECTED AND NO FURTHER INSTRUCTIONS ARE GIVEN, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF THE APPOINTED PROXIES.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE NOMINEES AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA THE INTERNET OR BY PHONE AS INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY CARD.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                        THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS


                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus
                              444 West Third Street
                               Dayton, Ohio 45402


                                FEBRUARY 13, 2003
                        11:00 A.M. EASTERN STANDARD TIME

      If you consented to access your proxy information electronically, you may view it by going to The Reynolds and Reynolds Company website.
              You can get there by typing in the following address:
                              http://www.reyrey.com